Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Quinlan, Chief Financial Officer

    Neogen Corporation

    517/372-9200

Neogen acquires Igenity from Merial

LANSING, Mich., May 1, 2012 – Neogen Corporation (Nasdaq: NEOG) announced today that it has acquired the assets of the Igenity animal genomics business from Merial Limited. Igenity will operate as a part of Neogen’s GeneSeek subsidiary, which already has a significant place in the worldwide animal genomics business.

Igenity has been in use in the United States and several other countries for nine years, and already has provided cattle producers with the tools to make significant improvements in cattle genetics. In the past, GeneSeek conducted the genetic testing of samples for Igenity, and Igenity then used that information with its extensive bioinformatics system to identify the animal’s positive or negative traits. The Igenity business will be moved to GeneSeek’s operations in Lincoln, Nebraska. Terms of the acquisition were not disclosed.

“After working as the laboratory partner for Merial’s Igenity program for the past several years, we have been very pleased to aid in the expansion and improvement of the bioinformatics models that allow cattlemen to select the right individuals for their breeding programs and cattle feeders to select the desired feedlot cattle for quality beef in the market place,” said James Herbert, Neogen’s chief executive officer and chairman. “Although GeneSeek will continue its multifaceted animal genomics business, the Igenity program will allow us to carry very specific and easy-to-use information to the commercial beef producers and processors around the world.”

Although the Igenity program has extended beyond beef production to dairy and other traits, the majority of the activity for the past few years has been aimed at improving beef production and profitability on a worldwide basis. Igenity also maintains significant business in Canada, United Kingdom and Brazil. Igenity began the program to fill a void in beef cattle genetic development to help its animal health customers improve the performance of their animals and their profitability. Now that the program has found widespread use, Merial felt its mission had been accomplished and it was an appropriate time to pass the program to a firm specializing in animal genetics.

GeneSeek serves as the laboratory partner for the leading breed registries in both beef cattle and dairy cattle. The company also works closely with the largest swine breeders worldwide, sheep breeders around the world, including Australia and New Zealand, and also is the major player in testing to verify canine parentage.

The Igenity program has commercialized the bioinformatics to detect a number of cattle diseases that have been found to be genetically transmitted. Results from these tests allow cattle producers to make certain that genetic carriers are not used in ongoing breeding programs. One major breed association is approaching total eradication of a disease that is specific to that breed as a result of this testing. There are approximately seven known genetic disorders in beef cattle, which are part of the Igenity program.

The Igenity program allows cattle producers to select bulls at a young age based on their potential as a good sire. The program also allows for the selection of females that will have good mothering ability and at the same time produce calves with quality traits such as tenderness, marbling, rib eye steak size, and other carcass qualities.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

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